EXHIBIT 2.1

ARTICLES OF INCORPORATION

OF

TMPOS, INC.

These Articles of Incorporation are submitted for filing for the purpose of creating and organizing a business corporation pursuant to the applicable provisions of the Georgia Business Corporation Code (the “Code”) and the Georgia Administrative Code.

Article 1: Corporate Name

The filing entity being formed is a business corporation. The exact name of the corporation is TMPOS, INC. (the “Corporation”).

Article 2: Corporate Purpose

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a business corporation may engage in under the Code.

Article 3: Capital Stock Provisions

1.	The total number of shares of common stock the corporation is authorized to issue is 100,000,000 common shares with a par value of $0.0001 per share and 10,000,000 preferred shares (non-designated) with a par value of $0.0001 per share.

2.	The board of directors is authorized, without shareholder approval, to amend the articles of incorporation to classify or reclassify any unissued shares of any class or series into one or more classes or into one or more series within a class and to fix the preferences, rights, and limitations of any such class or series.

3.	The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 3, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia, to establish from time to time the number of shares to be included in each such series and the voting powers thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

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Article 4: Action without meeting

Any action required or permitted by Georgia Business Corporation Code may be taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

Article 5: Initial Registered Office and Agent

The address and county of the initial registered office is:

2000 Riveredge Pkwy. NW, Ste. 885

Atlanta, GA 30328

County: Fulton

The name and address of the initial registered agent is:

Incorp Services, Inc.

2000 Riveredge Pkwy. NW, Ste. 885

Atlanta, GA 30328

Article 6: Incorporators

The names and addresses of the incorporators are:

Sang G. Lee.

3235 Satellite Blvd STE 290

Duluth, GA 30096

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Article 7: Initial Principal Office

The address of the initial principal office is: 3235 Satellite Blvd STE 290 Duluth, GA 30096

Article 8: Director Lability

1. To the fullest extent that the Code as it exists on the effective date of this provision or as thereafter amended permits the limitation or elimination of the liability of directors, no director of the corporation shall be liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director of the corporation. No amendment to, or modification or repeal of, Section 1 of this Article 8 shall adversely affect any right or protection of a director of the corporation existing under this provision with respect to any act or omission occurring before such amendment, modification or repeal.

2. To the fullest extent permitted by the Code, the corporation shall indemnify and hold harmless and advance expenses to any person (an “indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the indemnitee, or a person for whom the indemnitee is the legal representative, is or was a director or officer of the corporation or while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the indemnitee. Notwithstanding the preceding sentence, the corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part of a proceeding) commenced by the indemnitee only if the commencement of the proceeding (or part of a proceeding) by the indemnitee was authorized by the board of directors of the corporation. The rights to indemnification and advancement of expenses provided by this Article Tenth and in the bylaws (i) shall not be exclusive of any other right which the indemnitee may have or hereafter acquire under any statute, agreement, vote of shareholders or disinterested directors or otherwise and (ii) shall be contract rights to which the indemnitee is entitled and shall vest at the time that the indemnitee first takes office and continue while the indemnitee serves as a director or officer of the corporation. Any amendment or termination of this section shall only apply prospectively, and no amendment or termination of this section or the relevant provisions of the Code or any other law of Georgia shall diminish in any way the rights of any indemnitee to indemnification and advancement of expenses provided by this section with respect to any proceeding arising out of or relating to any actions or failures to act, transactions or facts occurring before the amendment or termination. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors, administrators and personal representatives.

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Article 9: By-Laws

The Board of Directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

Article 10: Written Ballot

Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

Article 11: Execution

The undersigned Incorporator declares, under penalties of perjury, that the statements made in the foregoing articles of incorporation are true.

Signature:

Capacity:	President
Name:	Sang G. Lee.
Address:	3235 Satellite Blvd STE 290 Duluth, GA 30096

Dated: October 19, 2016

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